Exhibit 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 14th day of February 2022, by and among Arbor Rapha Capital LLC, Arbor Commercial Mortgage, LLC and Ivan Kaufman.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G  in respect of the Class A Common Stock, par value $0.0001 per share, of Arbor Rapha Capital Bioholdings Corp. I, is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Arbor Rapha Capital LLC

By:	/s/ Ivan Kaufman
	Name:	Ivan Kaufman
	Title:	Authorized Signatory

Arbor Commercial Mortgage LLC

By:	/s/ Ivan Kaufman
	Name:	Ivan Kaufman
	Title:	President and Chief Executive Officer

Ivan Kaufman

/s/ Ivan Kaufman